FORM 3

                U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549                               -----------------------------
                                                                              OMB APPROVAL
        INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES               -----------------------------
                                                                              OMB Number:         3235-0104
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,       Expires:    December 31, 2001
   Section 17(a) of the Public Utility Holding Company Act of 1935 or         Estimated average burden
          Section 30(f) of the Investment Company Act of 1940                 hours per response........0.5
                                                                              -----------------------------

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1.   Name and Address of Reporting Person(1)


     Pacific Dunlop Holdings (USA), Inc.
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   (Last)                            (First)              (Middle)

    6121 Lakeside Drive, Suite 200
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                                    (Street)

    Reno                             Nevada                 89511
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     09/29/2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     88-0370770
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4.   Issuer Name and Ticker or Trading Symbol

     Exide Corporation and Ex
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock, par value $.01 per share   4,000,000                       D
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

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:

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     /s/ Stephen Geerling                                      12/11/2000
---------------------------------------------            -----------------------
        Signature of Reporting Person(1)                          Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                           (Print or Type Responses)